Exhibit 10.1

August 1, 2025

Lon Ensler

RE:	EMPLOYMENT AGREEMENT

Dear Lon:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive” or “you”) and Momentus Inc. (the “Company”), a Delaware corporation, sets forth the terms and conditions that shall govern Executive’s employment (referred to hereinafter as “Employment”) with the Company, effective as of August 1, 2025 (the “Effective Date”). Executive’s entire period of Employment with the Company shall be referred to hereinafter as the “Employment Period.”

1.          Duties and Scope of Employment.

(a)          At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although the terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b)          Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Financial Officer. Executive will also be the Company’s “principal accounting officer” for purposes of SEC reporting. Executive will report to John Rood, Chief Executive Officer, or to such other Person as the Company’s Board of Directors (“Board”) subsequently may determine (“Executive’s Supervisor”). Subject to business travel requirements, Executive will be working primarily from San Jose, CA or such other location as the Company may request. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position for a public company registered with the SEC or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.

(c)          Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic, non-profit, or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d)          No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive represents and warrants to the Company that Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2.          Base Salary and Incentive Compensation.

(a)          Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of USD $ 375,000.00, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), as modified by the Company from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b)          Cash Incentive Bonus. Executive will be eligible to be considered for a discretionary annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon his performance in relation to certain objective and/or subjective criteria (collectively, the “Performance Goals”), as determined by the Company in its sole discretion. The Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Board or any Compensation Committee of the Board (the “Committee”). The initial target amount for any such Cash Bonus will be up to 50% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The target amount of the Cash Bonus for 2025 will be prorated based on actual salary earned by Executive during 2025. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any year subsequent to 2025 may be adjusted up or down, as determined in the sole discretion of the Board or the Committee. With the exception of calendar year 2025, when Executive shall be eligible to be considered for a Cash Bonus so long as he is consistently employed by the Company from the Effective Date through December 31, 2025, Executive shall not be eligible to be considered for a Cash Bonus based on his performance in a given year unless Executive is employed by the Company during the entire calendar year.

(c)          Equity Award. Subject to the approval of the Board or the Committee and Executive’s continuous Employment through the date of grant, Executive will be granted an award of a number of Restricted Stock Units (“RSUs” and such award, the “Equity Award”) with respect to shares (each, a “Share”) of Company Class A Common Stock representing 1% of the Company’s outstanding shares on the initial grant date. Unless otherwise determined by the Board or the Committee, Executive will vest in 25% of the RSUs subject to the Equity Award upon each of the first four anniversaries of the date of grant, subject to Executive’s continued Employment with the Company through each vesting date, as described in the RSU agreement. The Equity Award, if granted, will be subject to such settlement and other terms and conditions of the Momentus Inc. 2021 Equity Incentive Plan (the “Plan”) and the Company’s standard form of RSU agreement for use with the Plan, which Executive will be required to sign as a condition of receiving the Equity Award.  The Executive acknowledges that the Plan does not currently have enough shares available for issuance under the Plan for the Board or Committee to grant the full Equity Award.  Accordingly, subject to the approval of the Board or the Committee and Executive’s continuous Employment through the dates of grant, Executive will be granted a portion of the Equity Award to the extent shares are available under the Plan once approved by the Board or Committee and the remainder of the Equity Award at such time as additional shares become available under the Plan (currently anticipated to be following the automatic increase scheduled to occur on January 1, 2026).

3.          Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time in the Company’s discretion, and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4.          Reimbursement of Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, as well as Executive’s compliance with the Company’s generally applicable expense reimbursement policies in effect from to time.

5.          Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, by either party and for any reason, Executive shall only be entitled to: (a) any accrued but unpaid Base Salary and PTO through the date of termination, (b) all other benefits earned and expenses to be reimbursed as described in this Agreement or under any Company-provided plans, policies, and arrangements, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans, policies and arrangements, (c) any payments of or with respect to equity awards of the Company or any affiliate in accordance with the terms of such awards, and (d) such other compensation or benefits from the Company, if any, as may be required by law (collectively, the “Accrued Benefits”). All Accrued Benefits shall be paid in accordance with applicable law and the terms of the applicable plan, program or agreement (if any) governing such payment or benefit.

6.          Termination Benefits.

(a)          Termination Without Cause; Resignation for Good Reason. If Executive’s termination of Employment with the Company occurs (i) due to termination by the Company for a reason other than Cause or (ii) due to resignation by Executive on account of Good Reason (as defined below), then, subject to Section 7, Executive will be entitled to the following:

(i)          Accrued Benefits.          The Company will pay Executive all Accrued Benefits.

(ii)          Severance Payment. Executive will receive continuing payments in the form of severance pay, which will total in the aggregate an amount equal to (A) 6 months of Executive’s Base Salary as in effect immediately prior to the Termination Date (as defined below), plus (B) Executive’s annual Cash Bonus at the Base Salary and Target Bonus Percentage as in effect immediately prior to the Termination Date, paid at 100% of the target amount, but prorated based on the days elapsed in such calendar year through the Termination Date. The severance payments described herein will be payable in approximately equal installments over a period of 6 months from Executive’s Termination Date in accordance with the Company’s regular payroll procedures, less all required tax withholdings and other applicable deductions. Payments pursuant to this Section 6(a)(ii) shall commence following the Release Deadline (as defined in Section 7(a)) provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on Executive’s Termination Date.

(iii)          Equity. The Equity Award to the extent then outstanding and unvested shall vest in full on the date on which the Release required by Section 7(a) below becomes effective; provided, however, that if Executive remains in Employment through the consummation of a Change in Control (as defined below) and if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the Equity Award at the time of the Change in Control, then the Equity Award shall vest in full immediately prior to, and contingent upon, the consummation of such Change in Control, even though Executive’s Employment with the Company did not terminate.

(b)          Disability; Death. If Executive’s termination of Employment with the Company occurs due to Executive becoming Disabled (as defined below) or due to Executive’s death, then Executive or Executive’s estate (as the case may be) will be entitled to:

(i)          Accrued Benefits. The Company will pay Executive or Executive’s estate (as the case may be) all Accrued Benefits.

(ii)          Equity. The Equity Award to the extent then outstanding and unvested shall vest on the date on which the Release required by Section 7(a) becomes effective as to that number of Shares that would have vested had Executive remained in continuous Employment until the 12 month anniversary of the Termination Date.

(c)          Voluntary Resignation; Termination for Cause. If Executive’s termination of Employment with the Company occurs due to (i) Executive’s voluntary resignation other than for Good Reason or (ii) the Company’s termination of Executive’s Employment with the Company for Cause, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company.

(d)          Exclusive Remedy. In the event of the termination of Executive’s Employment with the Company (or any successor), the severance payments and benefits set forth in this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, in tort or contract, in equity, or under this Agreement.

(e)          No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or benefit contemplated by Section 6 of this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or benefit.

7.          Conditions to Receipt of Termination Benefits.

(a)          Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement (other than Accrued Benefits) is subject to Executive (or Executive’s representative, if applicable) timely signing and not revoking a separation agreement and release of claims in a form presented by the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s Termination Date (the “Release Deadline”). If the Release is not effective by the Release Deadline, Executive will forfeit any right to severance payments or benefits under Section 6 of this Agreement (other than Accrued Benefits). Subject to the foregoing, to become effective, the Release must be timely executed by Executive (or Executive’s representative in the event of Executive’s death or Disability) and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive (or Executive’s representative, if applicable) having revoked the Release. Without regard to any special timing provisions set forth in Section 6 of this Agreement, any severance payments or benefits under Section 6 (other than Accrued Benefits) that are Deferred Payments (as defined in Section 8(a)) will be paid or commence on the first payroll date following the date on which the Release becomes effective unless the Release Deadline would have occurred in a subsequent calendar year to the date on which the Release becomes effective, in which case the severance payments and benefits that are Deferred Payments shall be paid or commence on the first payroll period of the calendar year following the calendar year in which the Termination Date occurs. For the avoidance of doubt, Accrued Benefits are not subject to the provisions of this Section 7(a).

(b)          Restrictive Covenants. The receipt of any severance payments or benefits pursuant to Section 6 (other than the Accrued Benefits) will be subject to Executive not violating the provisions of Section 11. In the event Executive breaches the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease. This provision is not intended and should not be interpreted to preclude the Company from seeking and receiving all other relief, including monetary damages, to which it is entitled based upon Executive’s breach of Section 11.

(c)          Confidential Information Agreement. Executive’s receipt of any severance payments or benefits under Section 6 (other than the Accrued Benefits) will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 13 below).

8.          Section 409A.

(a)          Notwithstanding anything to the contrary in this Agreement, no severance payment or benefit to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (as defined below) (each, a “Deferred Payment”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A and for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.

(b)          Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of Employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)          Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute a Deferred Payment for purposes of Section 8(a) above.

(d)          Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) is not intended to constitute a Deferred Payment for purposes of Section 8(a) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. “Section 409A Limit” means two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

(e)          To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.

(f)          The payments and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the payments or benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding the foregoing, the Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of non-compliance with Section 409A.

9.          Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)          Cause. “Cause” means: (i) any material breach by Executive of any written agreement between Executive and the Company, including but not limited to this Agreement, which, if capable of cure, is not cured by Executive within fourteen (14) days of receiving written notice from the Company; (ii) any material failure by Executive to comply with the Company’s written policies or rules as they may be in effect from time to time, which, if capable of cure, is not cured by Executive within fourteen (14) days of receiving written notice from the Company; (iii) neglect or material unsatisfactory performance of Executive’s duties, which, if capable of cure, is not cured by Executive within fourteen (14) days of receiving written notice from the Company; (iv) Executive’s failure to follow reasonable and lawful instructions from the Board or Executive’s Supervisor; (v) Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony, or any crime that has, or could reasonably be expected to have, a material adverse effect on the business or reputation of the Company; (vi) Executive’s commission of or participation in an act of fraud against the Company; (vii) Executive’s commission of or participation in an act that results in material damage to the Company’s business, property or reputation; (viii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company; (ix) Executive’s termination by the Company’s Security Director or a member of the Company’s Board who is serving in such role; or (x) Executive’s failure to provide satisfactory documentation establishing Executive’s identity and eligibility to work in the United States within three (3) business days of the Effective Date. For any circumstances that may constitute Cause for which Executive is entitled to an opportunity to cure pursuant to this paragraph, Executive shall only be entitled to one (1) opportunity to cure; further instances will not require additional opportunities to cure.

(b)          Change in Control. “Change in Control” means the occurrence of any of the following:

(i)          The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)          The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (A) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (C) to a continuing or surviving entity described in Section 9(b)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 9(b)(i));

(iii)          A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)          The consummation of any transaction as a result of which any “person” (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 9(b), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)          a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate;

(2)          a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)          the Company; and

(4)          a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if any person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(c)          Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d)          Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be reasonably expected to last, for a continuous period of not less than 120 days.

(e)          Good Reason. “Good Reason” means Executive’s termination of Employment within 30 days after the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

(i)          A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company acquiring or being acquired and therefore becoming part of a larger entity with existing financial management will not constitute Good Reason;

(ii)          A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided that, a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;

(iii)          A material change in the geographic location of Executive’s primary work facility or location; provided that, a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or

(iv)          A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and, if capable of cure, a cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(f)          Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g)          Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, and any other entity or Governmental Authority.

(h)          Section 409A. “Section 409A” means Section 409A of the Code, the final regulations and any guidance promulgated thereunder, or any state law equivalent.

(i)          Termination Date. “Termination Date” means the date on which Executive’s Employment with the Company (or any successor) terminates, by either party and for any reason. For purposes of the payment of severance payments and benefits pursuant to Section 6 hereof, the Termination Date shall also be required to constitute a “separation of service” from the Company (or any successor) within the meaning of Section 409A.

10.          Golden Parachute.

(a)          Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b)          A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder.

(c)          The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11.          Restrictive Covenants. The agreements and obligations of Executive in this Section 11 are in addition to and not in lieu of the provisions of any other restrictive covenant agreement to which Executive is a party with the Company or its affiliates.

(a)          Non-Solicitation. During the period beginning on the Effective Date and continuing until the first anniversary of the Termination Date, Executive shall not use any trade secrets of the Company to solicit or recruit (on Executive’s own behalf or on behalf of any other Person other than the Company): (i) any current employee or consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the preceding six (6) months, or (iii) the business of any customer, supplier, lender or investor of the Company or any of the Company’s affiliates.

(b)          Non-Disparagement. Executive shall not make any remarks disparaging the business or character of the Company, any of the Company’s affiliates, or any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns. Nothing herein is intended or should be interpreted to preclude Executive from providing truthful testimony in response to a lawfully-issued subpoena or other legal compulsion.

(c)          Non-Disclosure. Except if required by law, Executive shall not disclose to others this Agreement or its terms, except that Executive may disclose such information to Executive’s spouse, and to Executive’s attorney or accountant in order for such individuals to render services to Executive.

12.          Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“Claims”) relating to, arising from or regarding Executive’s Employment, including Claims by the Company, Claims against the Company, and Claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company or their or the Company’s respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in San Jose, California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that Claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of, or along with, other employees, to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration of Claims shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the Claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the Claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the Claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing this Agreement, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, is bound by it and is voluntarily and knowingly WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

13.          Confidentiality Agreement. This Agreement is contingent upon Executive’s execution and delivery to an officer of the Company of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A (the “Confidentiality Agreement”), prior to or on the Effective Date.

14.          Employment Conditions.

(a)          Right to Work. For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or Executive’s Employment may be terminated for Cause.

(b)          Verification of Information and Background Check. This Agreement, and Executive’s Employment with the Company, is contingent upon the successful verification of the information Executive provided to the Company during Executive’s application process, as well as successful completion of a background check performed by the Company to confirm Executive’s suitability for Employment. By accepting this Agreement, Executive warrants that all information provided by Executive is true and correct to the best of Executive’s knowledge, Executive agrees to execute any and all documentation necessary for the Company to conduct a background check. If any results of the background screening process prove unsatisfactory to the Company, the Company reserves the right to rescind any outstanding offer of employment or terminate Executive’s Employment without severance benefits, notwithstanding any language in this Agreement to the contrary.

15.          Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

16.          Miscellaneous Provisions.

(a)          Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to third-party claims arising from Executive’s service as a director, officer or employee of the Company. To the extent Executive is a director or officer of the Company, Executive shall be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy for directors and officers now or in the future.

(b)          Section 16 Officer.  The parties anticipate that Executive will become a Section 16 Officer of the Company. Executive agrees to comply with his corresponding reporting and other requirements as a Section 16 Officer and to assist the Company in complying with its obligations under Section 16 of the Exchange Act and all other legal requirements.

(c)          Headings. All captions and section headings used in this Agreement are for convenience of reference only and do not form a part of this Agreement.

(d)          Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by a reputable commercial overnight delivery service (e.g., FedEx) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(e)          Modifications and Waivers. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)          Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(g)          Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(h)          Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then the parties specifically request such provision to be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”), then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(i)          No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any affiliate of the Company or to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(j)          Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to do so, has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(k)          No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

(l)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile, electronic or digital copy (e.g., a .pdf copy or a copy signed via DocuSign) will have the same force and effect as execution of an original, and a facsimile, electronic or digital signature will be deemed an original and valid signature.

(m)          Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws, by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date in the space provided below and return this Agreement to the Company.

Very truly yours,

MOMENTUS INC.

By:	/s/ Jon Layman
(Signature)

Name:	Jon Layman

Title:	Chief Legal Officer

ACCEPTED AND AGREED:

By:	/s/ Lon Ensler
(Signature)

Name:	Lon Ensler

Date:	8/5/2025

Attachment A: Confidential Information and Invention Assignment Agreement